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                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT


     This Employment Agreement ("Employment Agreement") is made effective as of the 21st day of August, 2000 (the "Effective Date") by and between PL Brands, Inc., a Delaware corporation (the "Company"), and Richard Anthony Barbari ("Employee").

     WHEREAS, the Company is engaged in the business of providing an advanced search engine on the worldwide web; and

     WHEREAS, the Company wishes to employ and retain the services of the Employee and Employee has agreed to the same; and

     WHEREAS, both parties desire to enter into this Employment Agreement to evidence the terms and conditions of such employment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Employment Agreement, the parties agree as follows:

     1. Employment. The Company agrees to employ Employee and Employee agrees to be employed by the Company upon the terms and conditions of this Employment Agreement. Employee hereby represents and warrants that neither Employee's entry into this Employment Agreement nor Employee's performance of Employee's obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Employee is a party or by which Employee is bound, including, but not limited to, any non-competition agreement or confidentiality agreement previously entered into by Employee.

     2. Term of Employment. The term of Employee's employment under this Employment Agreement will commence on the Effective Date and will continue through August 20, 2002 (the "Initial Employment Term"). After expiration of the Initial Employment Term, Employee's employment with the Company shall be extended through August 20, 2003 ("Renewal Employment Term") on the same terms and conditions contained herein, unless not later than thirty (30) days prior to the end of the Initial Employment Term either party shall give written notice to the other party of its election to terminate this Employment Agreement. Upon expiration of the Renewal Term, if any, Employee's employment with the Company shall continue on the same terms and conditions contained herein until terminated in accordance with Section 12 below. The term of Employee's employment with the Company hereunder is hereinafter referred to as the "Employment Term." Notwithstanding anything to the contrary contained herein, this Employment Agreement is subject to termination pursuant to Section 12 below.

     3. Position and Responsibilities. Employee will be employed as the Chief Executive Officer and/or Chairman of the Board of Directors of the Company (the "Board") and shall report to and be subject to the direction of the Board. Employee shall be responsible for the creation, development and continued operation of the Company's business, and shall perform and discharge such duties and responsibilities for the Company as the Board may from time to time reasonably assign to Employee, including, but not limited to, the following duties: (a) selecting
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and contracting for office space, (b) selecting a local bank to serve as the corporate banking institution, (c) engaging and retaining for a minimum of one
(1) year the Minneapolis/St. Paul, MN office of Deloitte & Touche LLP, and (d) with approval of the Board, selecting a corporate law firm.

     4. Commitment. During the Employment Term, Employee shall devote Employee's full business time, attention, skill and efforts to the faithful performance of Employee's duties herein, and shall perform the duties and carry out the responsibilities assigned to Employee, to the best of Employee's ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the Company. Employee acknowledges that Employee's duties and responsibilities will require Employee's full-time business efforts and agrees that during the Employment Term Employee will not engage in any outside business activities except for activities that do not conflict with the Company's interests or interfere with the performance of Employee's duties hereunder.

     5.   Compensation.

          (a) During the Employment Term, the Company shall pay to Employee a base salary at the rate of $250,000 per year, subject to increase from time to time at the sole discretion of the Board, payable at the Company's regular employee payroll intervals. In no event shall Employee's salary be decreased below $250,000 per year during the Employment Term.

          (b) Employee shall be eligible to participate in a bonus plan for the Company's key executive Employees if and when such plan shall be established by the Company; provided, that the Company shall have the right to modify or eliminate any such bonus plan at any time.

          (c) Employee shall be eligible to receive options to purchase shares of the Company's common stock, pursuant to and subject to the terms (including without limitation vesting and buy-back provisions) of an equity incentive plan if an when such plan shall be established by the Company; provided, that, (i) in the event of a Change in Control (as defined in Section 12(g)) any partially vested or unvested options held by Employee shall become fully vested, (ii) all options held by Employee, whether fully vested, partially vested or unvested, shall be automatically cancelled upon termination of this Employment Agreement pursuant to Section 12(a) or if Employee terminates his employment with the Company during the Initial Employment Term, and (iii) upon termination of this Employment Agreement by the Company other than pursuant to Section 12(a), any partially vested and unvested options held by Employee shall become fully vested.

          (d) All compensation payable to Employee hereunder is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

          (e) The Company will reimburse Employee for all reasonable expenses incurred in connection with the performance of Employee's services, including

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     reasonable travel and entertainment expenses. These expenses must be incurred in accordance with Company policies and must be sustained by written statements and receipts before reimbursement will be made.

          (f) The Company shall make available to Employee a Company automobile for Employee's exclusive use.

          (g) The Company will reimburse the Employee for monthly dues, assessments and company-related expenses associated with the Employee's membership at Southview Country Club, Inver Grove Heights, MN and the Pool & Yacht Club, Lilydale, MN.

     6. Benefit Plans. During the Employment Term, Employee will be entitled to receive benefits comparable to those provided to the other employees of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions) if any when such benefits are made available by the Company, including, but not limited to, health insurance, dental insurance, life insurance, short and long-term disability insurance, 401(k) profit sharing plan and sick pay.

     7. Vacation. Employee shall be entitled to paid vacation at the rate of four (4) weeks per year in accordance with the Company's vacation policy. Vacation time must be used during the applicable year and may not be carried over to future years. Upon termination of Employee's employment, any unused vacation will be forfeited.

     8.   Confidentiality and Inventions.

          (a) Employee acknowledges that the Confidential Information (as defined below) constitutes a protectible business interest of the Company, and covenants and agrees that at all times during the period of Employee's employment with the Company, and at all times after termination of such employment, Employee will not, directly or indirectly, disclose, furnish, make available, remove from the Company's premises or utilize any Confidential Information without prior written authorization of the Board. Employee will abide by Company policies and rules as may be established from time to time by it for the protection of its Confidential Information. Employee agrees that in the course of employment with the Company Employee will not bring to the Company's offices nor use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others. Employee's obligations under this Section 8(a) with respect to Confidential Information will survive expiration or termination of Employee's employment with the Company, and will terminate only at such time (if any) as the Confidential Information in question becomes generally known to the public other than through a breach of Employee's obligations under this Agreement.

          (b) As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including, but not limited to, that which is conceived or developed by Employee, applicable to or in any way related to: (i) the present or future business of the Company

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     or any of its Affiliates (as defined below); (ii) the research and development activities of the Company or any of its Affiliates; or (iii) the business of any client or vendor of the Company or any of its Affiliates. Such Confidential Information includes, but is not limited to, the following property or information of the Company and its Affiliates: trade secrets, all information relating to systems, methods and techniques concerning development, operation, manufacturing and distribution of the Company's products and services, processes, formulas, data, program documentation, customer lists (including telephone numbers and any other information pertaining to customers), designs, drawings, algorithms, source codes, object codes, know-how, improvements, inventions, licenses, techniques, plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential suppliers, customers or vendors. Confidential Information of the Company also means all similar information disclosed to the Company by third parties which is subject to confidentiality obligations. The term "Affiliates" means (i) all individuals or entities controlling, controlled by or under common control with, the Company, (ii) all entities in which the Company owns an equity interest and (iii) all predecessors, successors and assigns of those Affiliates identified in (i) and (ii).

          (c) Employee agrees that the Company will be the owner of and immediately entitled to an assignment of all (i) improvements, enhancements, developments, adaptations, processes or inventions relating or arising out of the Company's existing or proposed processes, products, invention or business activities, and (ii) any new process, technology, design, product or other invention which is developed by Employee through Confidential Information or which Employee develops through the use of the Company's facilities (all of which are "New Developments"). Employee must immediately disclose the existence of any New Development to the Company and, when requested by the Company, immediately execute and deliver to the Company an assignment of his right, title and interest thereto. Employee will cooperate with the Company, without cost to Employee, in prosecuting any claim for patent or copyright protection which the Company desires with respect to any such New Development.

     9.   Non-Competition and Non-Solicitation.

          (a) Employee acknowledges that: (i) the Company's business, by virtue of the fact that it is Internet related, is and will be actively conducted throughout the world; (ii) Employee is one of a limited number of persons who will be developing the Company's business; (iii) Employee will occupy a position of trust and confidence with the Company and during the Employment Term will become familiar with the Company's trade secrets and other proprietary and confidential information concerning the Company and its business; (iv) the agreements and covenants contained in this Section 9 are essential to protect the Company and the goodwill of its business and are a condition precedent to the Company entering into this Employment Agreement;
     (v) Employee's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Employment Agreement; and (vi) Employee has means to support Employee and Employee's dependents other than by

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     engaging in the Company's business, or a business similar to the Company's business, and the provisions of this Section 9 will not impair such ability.

          (b) Employee shall not, during the Restricted Period (as defined below), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

               (i) without the prior consent of the Board, own, operate, manage, control, invest in, perform services for, or engage or participate in any manner in, or render services (alone or in association with any person or entity) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in a business competitive with the Company's business (A) if such venture or enterprise engages or proposes to engage in such business within the United States and/or Canada, or (B), since the Company's business is Internet-related and, thus, worldwide, if such venture's or enterprise's services or products are or can be made available in the United States and/or Canada;

               (ii) without the prior consent of the Board, except on behalf of the Company, solicit, or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, in any business which solicits business from any person, firm, corporation or other entity which was a customer, supplier or partner of the Company or any of its Affiliates during the Employment Term or for whom the Company or any of its Affiliates has negotiated to provide products or services during the Employment Period, or from any successor in interest to any such person, firm, corporation or other entity; or

               (iii) without the prior written consent of the Board, solicit or assist anyone else in the solicitation of any of the Company's then current employees to terminate their employment with the Company and become employed by any business enterprise with which Employee may then be associated, affiliated, or otherwise connected.

          (c) Restricted Period. The term "Restricted Period" means the period of time commencing on the Effective Date and ending two (2) years after the termination for any reason of Employee's employment relationship with the Company or any successor thereto (whether pursuant to a written agreement or otherwise). The Restricted Period shall be extended for a period equal to any time period during which Employee is in violation of Section 9. Nothing contained in Section 9(b) above shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Employee is not involved in the business of said corporation and if Employee and Employee's associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of one percent (1%) of the stock of such corporation.

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          (d) Scope/Severability. The parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 9 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States of America and Canada. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or any of the covenants set forth in this Section 9 not fully enforceable, the other provisions of this Section 9, and this Employment Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Employment Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 9(b)).

     10. Return of Company Materials upon Termination. Employee acknowledges that all records, documents, and Confidential Information prepared by Employee or coming into Employee's possession by virtue of Employee's employment by the Company are and will remain the property of the Company. Upon termination of Employee's employment with the Company, Employee shall immediately return to the Company all such items in Employee's possession and all copies of such items, as well as any other property of the Company.

     11.  Equitable Remedies.

          (a) Employee acknowledges and agrees that the agreements and covenants set forth in Sections 8, 9 and 10 are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this
     Section 11 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

          (b) Each of the covenants in Sections 8, 9 and 10 will be construed as independent of any other covenants or other provisions of this Employment Agreement.

          (c) In the event of any judicial determination that any of the covenants in Sections 8, 9 and 10 are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

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     12.  Termination.

          (a) This Employment Agreement may be terminated by either party as of the end of the Initial Employment Term or the Renewal Employment Term, as applicable, by giving notice as provided in Section 2. If this Employment Agreement and Employee's employment are so terminated, the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee's base salary under Section 5(a) and benefits under Section 6 accrued the date of Termination).

          (b) The Company may terminate this Employment Agreement and Employee's employment immediately upon written notice to Employee (i) for cause, including, but not limited, to the following events: (A) a material breach of this Employment Agreement by Employee which has not been cured promptly after reasonable notice has been given, provided, that any breach by Employee of any of Employee's obligations under Sections 8, 9 and 10 will be deemed a material breach of this Employment Agreement; (B) Employee's conviction of a crime punishable as a felony; or (C) Employee's commission of fraud, theft or dishonesty; and (ii) upon the insolvency, bankruptcy or dissolution of the Company. If this Employment Agreement and Employee's employment are terminated by the Company pursuant to this Section 12(b), the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee's base salary under Section 5(a) and benefits under Section 6 accrued through the date of termination).

          (c) This Employment Agreement and Employee's employment will terminate upon the death or the Disability (as defined below) of Employee. "Disability" of Employee will be deemed to have occurred upon receipt by the Company of written determination from a physician of the Company's choice that Employee has suffered physical or mental illness, injury, or infirmity that prevents Employee from performing, with or without reasonable accommodation, Employee's essential job functions under this Employment Agreement. Employee agrees to cooperate with the Company in arriving at a determination of Disability, including, but not limited to, by submitting to a physical examination. In the event of termination due to death or Disability, the Employee shall be deemed to have earned the pro rata portion of any bonus for the then current year based on measuring the performance standards to the date of death or onset of the applicable illness, injury or infirmity and then annualizing the same, as determined in the sole discretion of the Company. Except as set forth in the preceding sentence, if this Employment Agreement is terminated pursuant to this
     Section 12(c), the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee's base salary under Section 5(a) and benefits under Section 6, in each case to the extent accrued through the date of termination).

          (d) The Company may elect to terminate Employee's employment hereunder without cause upon thirty (30) days' prior written notice; provided, that if it does so elect to terminate Employee's employment during the Initial Employment Term or during the Renewal Employment Term, if any, other than pursuant to Section 2, subject to Section 12(g), the Company shall continue to pay Employee's base salary in accordance with Section 5(a) and provide the benefits to Employee in accordance with Section 6 until the

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     last day of the Initial Employment Term or Renewal Employment Term, as the
     case may be. Within a reasonable period following such termination without cause, the Company shall also pay the pro rata portion of the bonus, if any, earned by Employee for the then-current year in accordance with the terms and conditions of the Company's bonus plan, as determined in the sole discretion of the Company. Except as specifically set forth in this Section 12(d), if the Employment Term is terminated pursuant to this Section
     12(d), the Company shall have no further obligation hereunder or otherwise with respect to Employee.

          (e) Employee may terminate Employee's employment with the Company without cause at any time after the second anniversary of the Effective Date by giving no less than thirty (30) days' prior written notice, in which event the Company shall have no further obligation hereunder or otherwise with respect to Employee (except payment of Employee's base salary under Section 5(a) and benefits under Section 6 accrued through the date of termination, and payment of the pro rata portion of the bonus, if any, earned by Employee for the then-current year in accordance with the terms and conditions of the Company's bonus plan, as determined in the sole discretion of the Company).

          (f) Termination of this Employment Agreement and Employee's employment in accordance with Section 2 or this Section 12 will not affect the provisions of this Employment Agreement that by their terms survive such termination, including, the provisions in Sections 8, 9 and 10, and will not limit either party's ability to pursue remedies at law or in equity.

          (g) Notwithstanding anything to the contrary herein, no payments shall be due under Section 12(d) above unless and until Employee shall have executed a general release and waiver of claims of the Company, in form reasonably satisfactory to the Company, and the execution of such general release and waiver of claims shall be a condition to Employee's rights under Section 12(d).

          (h) In the event Employee's employment with the Company is terminated in connection with the consummation of a Change in Control and Employee is not offered employment with the surviving or resulting entity, the Employee shall be entitled to a severance payment in an amount equal to one year's base salary, less applicable deductions. A "Change in Control" shall mean a merger, consolidation, sale or conveyance of all or substantially all of the Company's assets or equity securities to any independent third party pursuant to which the holders of the voting securities of the Company immediately before the transaction own immediately after the transaction less than a majority of the outstanding voting securities of the surviving entity (or its parent) or the purchasing entity (or its parent), as the case may be.

     13. Effect of Prior Agreements. This Employment Agreement contains the entire understanding between the Company and Employee relating to the subject matter hereof and supersedes any prior employment agreement between Employee and the Company or other agreement relating to the subject matter hereof between the Company and Employee.

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     14. Modification and Waiver. This Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     15. Severability. If, for any reason, any provision of this Employment Agreement is held invalid, such invalidity will not affect any other provision of this Employment Agreement, and each provision will to the full extent consistent with law continue in full force and effect. If any provision of this Employment Agreement is held invalid in part, such invalidity will in no way affect the rest of such provision, and the rest of such provision, together with all other provisions of this Employment Agreement, will, to the full extent consistent with law, continue in full force and effect.

     16. Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Employment Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) when sent by telecopier (with acknowledgment of complete transmission), provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three (3) days after sent by certified mail, return receipt requested; or (d) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below:

          If to the Company:
                PL Brands, Inc.
                1 North Wabasha
                Suite 260
                Attn: Board of Directors
                Telecopy No.: (651) 222-8973

          If to Employee:
                Richard Anthony Barbari
                ___________________________________
                ___________________________________
                Attn:______________________________
                Telecopy No.: (__)___ -____________

     Each party will be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 16.

     17. Headings. The headings and other captions in this Employment Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Employment Agreement.

     18. Governing Law. This Employment Agreement has been executed in the State of Delaware, and its validity, interpretation, performance, and enforcement will be governed by the

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laws of such state, except with respect to conflicts of laws principles. The parties hereby consent to the exclusive jurisdiction of the Federal or state courts in Delaware in any action or claim arising out of, under or in connection with this Employment Agreement, or the relationship between the parties hereto.

     19. Waiver of Jury. The Company and the Employee knowingly and voluntarily waive any and all right to a trial by jury in any action or proceeding arising out of, under or in connection with this Employment Agreement, or the relationship between the parties hereto.

     20. Binding, Effect. This Employment Agreement will be binding upon and inure to the benefit of Employee, the Company, and their respective successors and permitted assigns. The Company will be entitled to assign its rights and duties under this Employment Agreement provided that the Company will remain liable to Employee should such assignee fail to perform its obligations under this Employment Agreement.

     21. No Strict Construction. The language used in this Employment Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

                    [Remainder of Page Intentionally Blank]

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     IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be executed by its duly authorized officer and Employee has signed this Employment Agreement, as of the date first above written.

                                  PL BRANDS, INC.

                                  By: /s/ Robert Brown
                                     ------------------------------
                                      Robert Brown


                                  EMPLOYEE:

                                  /s/ Richard Barbari
                                  __________________________________
                                  Richard Anthony Barbari

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